January 2026

Pricing Supplement

Dated January 16, 2026

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY-1 dated December 8, 2025)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

BofA Finance LLC

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

$10,719,000 Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028

Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Bank of America Corporation

Principal at Risk Securities

The Auto-Callable Trigger PLUS are our senior debt securities. Any payments on the Auto-Callable Trigger PLUS are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The Auto-Callable Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement, prospectus supplement and prospectus, as supplemented or modified by this document. The securities will be automatically redeemed if the index closing value of the underlying index on the determination date is greater than or equal to the initial index value, for an early redemption payment of $1,116.50 per Auto-Callable Trigger PLUS, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. If the securities have not previously been redeemed and the underlying index has depreciated in value, but the final index value is greater than or equal to the downside threshold level, investors will receive the stated principal amount of their investment. However, if the securities have not previously been redeemed and the underlying index has depreciated in value so that the final index value is less than the downside threshold level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value over the term of the Auto-Callable Trigger PLUS.  Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero.  Accordingly, you may lose your entire investment.  These Auto-Callable Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment or the upside leverage feature and the limited protection against loss that applies only if the final index value is greater than or equal to the downside threshold level. Investors may lose their entire initial investment in the Auto-Callable Trigger PLUS. The Auto-Callable Trigger PLUS are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.

All payments on the Auto-Callable Trigger PLUS are subject to the credit risk of BofA Finance, as issuer of the Auto-Callable Trigger PLUS, and BAC, as guarantor of the Auto-Callable Trigger PLUS.  If we default on our obligations, you could lose some or all of your investment.  These Auto-Callable Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	BofA Finance
Guarantor:	BAC
Aggregate principal amount:	$10,719,000
Stated principal amount:	$1,000.00 per Auto-Callable Trigger PLUS
Issue price:	$1,000.00 per Auto-Callable Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	January 16, 2026
Original issue date:	January 22, 2026 (3 business days after the pricing date)
Maturity date:	February 3, 2028
Underlying index:	The Russell 2000® Index (Bloomberg symbol: “RTY”), a price return index
Early redemption:

If, on the determination date, the index closing value of the underlying index is greater than or equal to the initial index value, the Auto-Callable Trigger PLUS will be automatically redeemed for the early redemption payment on the early redemption date. No further payments will be made on the Auto-Callable Trigger PLUS once they have been redeemed.

The Auto-Callable Trigger PLUS will not be redeemed early on the early redemption date if the index closing value of the underlying index is below the initial index value on the determination date.

Early redemption payment:	$1,116.50 per Auto-Callable Trigger PLUS
Determination date:

January 26, 2027, subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-18 of the accompanying product supplement.

Early redemption date:	January 29, 2027
Payment at maturity per Auto-Callable Trigger PLUS:

If the Auto-Callable Trigger PLUS have not previously been redeemed, you will receive at maturity a cash payment per Auto-Callable Trigger PLUS as follows:

If the final index value is greater than the initial index value:

$1,000 + leveraged upside payment

If the final index value is less than or equal to the initial index value but is greater than or equal to the downside threshold level:

$1,000

If the final index value is less than the downside threshold level:

$1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 20%, and possibly all, of your investment.

Terms continued on the following page
Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Estimated value on the pricing date:

$967.40 per $1,000.00 in principal amount of Auto-Callable Trigger PLUS, which is less than the price to public listed below. The actual value of your Auto-Callable Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Structuring the Auto-Callable Trigger PLUS” in this pricing supplement.

Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to BofA Finance
Per Auto-Callable Trigger PLUS	$1,000.00	$20.00(1)
		$5.00(2)	$975.00
Total	$10,719,000.00	$267,975.00	$10,451,025.00

 (1) Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission of $20.00 for each Auto-Callable Trigger PLUS they sell. See “Supplement to the plan of distribution; role of BofAS and conflicts of interest” in this pricing supplement.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each Auto-Callable Trigger PLUS.

There are important differences between the Auto-Callable Trigger PLUS and a conventional debt security. Potential purchasers of the Auto-Callable Trigger PLUS should consider the information in “Risk Factors” beginning on page 7 of this pricing supplement, page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Auto-Callable Trigger PLUS or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Auto-Callable Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms of the Auto-Callable Trigger PLUS” and “Additional Information About the Auto-Callable Trigger PLUS” in this pricing supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025 and Product Supplement EQUITY-1 dated December 8, 2025

BofA Finance LLC

Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Terms continued from previous page:
Leveraged upside payment:	$1,000.00 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	2,677.738, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	January 31, 2028, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” in the accompanying product supplement.
Downside Threshold Level:	2,142.190, which is 80% of the initial index value (rounded to three decimal places)
Leverage factor:	125.00%
Index performance factor:	Final index value divided by the initial index value
CUSIP / ISIN:	09711NLA6 / US09711NLA62
Listing:	The Auto-Callable Trigger PLUS will not be listed on any securities exchange.

January 2026Page 2

BofA Finance LLC

Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Auto-Callable Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028 (the “Auto-Callable Trigger PLUS”) can be used:

￭As an alternative to direct exposure to the underlying index that enhances returns for any positive performance of the underlying index, if not redeemed before the maturity date

￭To enhance returns and potentially outperform the underlying index in a bullish scenario

￭To achieve similar levels of upside exposure to the underlying index as a direct investment, while using fewer dollars by taking advantage of the leverage factor, if not redeemed before the maturity date

￭To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final index value is greater than or equal to the downside threshold level

Maturity:	Approximately 2 years
Automatic early redemption:

If, on the determination date, the index closing value of the underlying index is greater than or equal to the initial index value, the Auto-Callable Trigger PLUS will be automatically redeemed for the early redemption payment on the early redemption date. The Auto-Callable Trigger PLUS will not be redeemed early on the early redemption date if the index closing value of the underlying index is below the initial index value on the determination date.

Early redemption payment:

The early redemption payment will be an amount in cash of $1,116.50 per Auto-Callable Trigger PLUS on the early redemption date. No further payments will be made on the Auto-Callable Trigger PLUS once they have been redeemed.

Leverage factor:	125.00% (applicable only if the final index value is greater than the initial index value)
Downside Threshold Level:	80% of the initial index value
Minimum payment at maturity:	None. You could lose your entire initial investment in the Auto-Callable Trigger PLUS.
Coupon:	None

Any payments on the Auto-Callable Trigger PLUS depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the underlying index. The economic terms of the Auto-Callable Trigger PLUS are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the agent's commissions and fees, if any, and the hedging related charges described below (see “Risk Factors” beginning on page 7), reduced the economic terms of the Auto-Callable Trigger PLUS to you and the initial estimated value of the Auto-Callable Trigger PLUS. Due to these factors, the price to public you are paying to purchase the Auto-Callable Trigger PLUS is greater than the initial estimated value of the Auto-Callable Trigger PLUS as of the pricing date.

The initial estimated value of the Auto-Callable Trigger PLUS as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Auto-Callable Trigger PLUS, see “Risk Factors” beginning on page 7 and “Structuring the Auto-Callable Trigger PLUS” on page 16.

The Auto-Callable Trigger PLUS are our senior debt securities. Any payments on the Auto-Callable Trigger PLUS are fully and unconditionally guaranteed by BAC. The Auto-Callable Trigger PLUS and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Auto-Callable Trigger PLUS will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Auto-Callable Trigger PLUS, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

January 2026Page 3

BofA Finance LLC

Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

The Auto-Callable Trigger PLUS do not provide for the regular payment of interest. Instead, the Auto-Callable Trigger PLUS are for investors who seek a return of equal to $1,116.50, or 11.65% of the stated principal amount, if their Auto-Callable Trigger PLUS are automatically called or the potential to earn at least 125.00% of any positive return of the underlying index if their Auto-Callable Trigger PLUS are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their Auto-Callable Trigger PLUS if the Auto-Callable Trigger PLUS remain outstanding to maturity.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the Auto-Callable Trigger PLUS have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the Auto-Callable Trigger PLUS may or may not be redeemed prior to maturity and the payment at maturity may be significantly less than the stated principal amount of the Auto-Callable Trigger PLUS.

Scenario 1: The Auto-Callable Trigger PLUS are redeemed prior to maturity

If the underlying index closes at or above the initial index value on the determination date, the Auto-Callable Trigger PLUS will be automatically redeemed for the early redemption payment on the early redemption date. Investors do not participate in any appreciation of the underlying index.

Scenario 2: The Auto-Callable Trigger PLUS are not redeemed prior to maturity, and investors receive principal back and a positive return at maturity

This scenario assumes that the underlying index closes below the initial index value on the determination date. Consequently, the Auto-Callable Trigger PLUS are not redeemed prior to maturity. On the valuation date, the underlying index closes above the initial index value. At maturity, investors will receive the stated principal amount of their investment plus a return reflecting 125% of the upside performance of the underlying index.

Scenario 3: The Auto-Callable Trigger PLUS are not redeemed prior to maturity, and investors receive the stated principal amount at maturity

This scenario assumes that the underlying index closes below the initial index value on the determination date. Consequently, the Auto-Callable Trigger PLUS are not redeemed prior to maturity. On the valuation date, the underlying index closes below the initial index value but at or above the downside threshold level. At maturity, investors will receive a cash payment equal to $1,000.00 per Auto-Callable Trigger PLUS.

Scenario 4: The Auto-Callable Trigger PLUS are not redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity

This scenario assumes that the underlying index closes below the initial index value on the determination date. Consequently, the Auto-Callable Trigger PLUS are not redeemed prior to maturity. On the valuation date, the underlying index closes below the downside threshold level. At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

January 2026Page 4

BofA Finance LLC

Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Hypothetical Examples

Early Redemption

The examples below illustrate how the amount payable per Auto-Callable Trigger PLUS on the early redemption date, if any, will be determined based upon the index closing value of the underlying index on the determination date. The examples are based on the hypothetical values indicated below and do not reflect the actual initial index value of the underlying index. The actual initial index value is set forth under “Summary Terms” above. We have used these hypothetical values, rather than actual values, to simplify calculations and aid understanding of how the Auto-Callable Trigger PLUS work. However, you should understand that the actual payments on the Auto-Callable Trigger PLUS will be calculated based on the actual initial index value of the underlying index, and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

The examples are based on, for the underlying index, a hypothetical initial index value of 100.00 and the hypothetical index closing values indicated below. Whether the Auto-Callable Trigger PLUS are redeemed prior to maturity and your actual early redemption payment, if any, will depend on the actual index closing value of the underlying index on the determination date.

Example 1—The Auto-Callable Trigger PLUS are not redeemed following the determination date. On the determination date, the hypothetical index closing value of the underlying index is 80.00 (a 20% decrease from the hypothetical initial index value).

In this scenario, the hypothetical index closing value of the underlying index is below the initial index value. Therefore, the Auto-Callable Trigger PLUS are not redeemed.

Example 2—The Auto-Callable Trigger PLUS are redeemed following the determination date. On the determination date, the hypothetical index closing value of the underlying index is 120.00 (a 20% increase from the hypothetical initial index value).

In this scenario, the hypothetical index closing value of the underlying index is at or above the initial index value. Therefore, the Auto-Callable Trigger PLUS are automatically redeemed on the early redemption date. Investors will receive a payment of $1,116.50 per Auto-Callable Trigger PLUS on the early redemption date. No further payments will be made on the Auto-Callable Trigger PLUS once they have been redeemed, and investors do not participate in the appreciation in the underlying index.

Payment at Maturity

The examples below illustrate how the payment at maturity will be calculated if the Auto-Callable Trigger PLUS are not automatically redeemed prior to maturity. The examples are based on the hypothetical values indicated below and do not reflect the actual initial index value of the underlying index or the actual downside threshold level. The actual initial index value and downside threshold level are set forth under “Summary Terms” above. We have used these hypothetical values, rather than actual values, to simplify calculations and aid understanding of how the Auto-Callable Trigger PLUS work. However, you should understand that the actual payment at maturity on the Auto-Callable Trigger PLUS will be calculated based on the actual initial index value and downside threshold level of the underlying index, and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

The examples are based on a hypothetical initial index value of 100.00 and a hypothetical downside threshold level of 80.00 and the hypothetical final index values indicated below. If the Auto-Callable Trigger PLUS are not automatically redeemed prior to maturity, your actual payment at maturity will depend on the actual final index value of the underlying index on the valuation date.

Example 1—Upside Scenario. The hypothetical final index value of the underlying index is 120.00 (a 20% increase from the hypothetical initial index value).

In this scenario, because the final index value of the underlying index on the valuation date is greater than the initial index value, the payment at maturity per Auto-Callable Trigger PLUS would be calculated as follows:

Payment at maturity per Auto-Callable Trigger PLUS = $1,000 + ($1,000 × leverage factor × index percent increase)

= $1,000 + ($1,000 x 125% x 20%)

= $1,250.00

In this scenario, because the final index value of the underlying index on the valuation date is greater than the initial index value, you would be repaid the stated principal amount of $1,000.00 per Auto-Callable Trigger PLUS at maturity plus a return reflecting 125% of the appreciation of the underlying index. Investors would receive $1,250.00 per Auto-Callable Trigger PLUS at maturity.

January 2026Page 5

BofA Finance LLC

Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Example 2—Par Scenario. The hypothetical final index value of the underlying index is 93.00 (a 7% decrease from the hypothetical initial index value).

In this scenario, because the final index value of the underlying index is less than the initial index value but greater than or equal to the downside threshold level, you would be repaid the stated principal amount of $1,000.00 per Auto-Callable Trigger PLUS and would not receive any positive return at maturity.

Example 3—Downside Scenario. The hypothetical final index value of the underlying index is 40.00 (a 60% decrease from the hypothetical initial index value).

In this scenario, because the final index value of the underlying index on the valuation date is less than the downside threshold level, the payment at maturity per Auto-Callable Trigger PLUS would be calculated as follows:

Payment at maturity per Auto-Callable Trigger PLUS = ($1,000 × the index performance factor)

= ($1,000 × 40%)

= $400.00

In this scenario, the underlying index on the valuation date has depreciated below the downside threshold level. Accordingly, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the depreciation of the underlying index from the initial index value to the final index value, and you would incur a significant loss on your investment.

January 2026Page 6

BofA Finance LLC

Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

Your investment in the Auto-Callable Trigger PLUS entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Auto-Callable Trigger PLUS should be made only after carefully considering the risks of an investment in the Auto-Callable Trigger PLUS, including those discussed below, with your advisors in light of your particular circumstances. The Auto-Callable Trigger PLUS are not an appropriate investment for you if you are not knowledgeable about significant elements of the Auto-Callable Trigger PLUS or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Auto-Callable Trigger PLUS in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on the cover page of this pricing supplement.

Structure-related Risks

●Your investment may result in a significant loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Auto-Callable Trigger PLUS at maturity. If the Auto-Callable Trigger PLUS are not automatically redeemed prior to maturity and the final index value is less than the downside threshold level, at maturity, you will lose 1% of the principal amount for each 1% that the final index value is less than the initial index value. In that case, you will lose a significant portion or all of your investment in the Auto-Callable Trigger PLUS.

●The Auto-Callable Trigger PLUS do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Auto-Callable Trigger PLUS, regardless of the extent to which the final index value of the underlying index exceeds the initial index value.

●The Auto-Callable Trigger PLUS are subject to a potential automatic early redemption, which would limit your ability to receive further payment on the Auto-Callable Trigger PLUS. The Auto-Callable Trigger PLUS are subject to a potential automatic early redemption. The Auto-Callable Trigger PLUS will be automatically called if, on the determination date, the index closing value of the underlying index is greater than or equal to the initial index value. If the Auto-Callable Trigger PLUS are automatically called prior to the maturity date, you will be entitled to receive the early redemption payment on the early redemption date, and no further amounts will be payable following the automatic early redemption. In this case, you will lose the opportunity to receive payment of any higher amount that might otherwise be payable at maturity. If the Auto-Callable Trigger PLUS are called prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Auto-Callable Trigger PLUS.

●Your return on the Auto-Callable Trigger PLUS may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Auto-Callable Trigger PLUS may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Auto-Callable Trigger PLUS may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

●The early redemption payment or payment at maturity, as applicable, will not reflect changes in the level of the underlying index other than on the determination date or the valuation date, as applicable. The level of the underlying index during the term of the Auto-Callable Trigger PLUS other than on the determination date or the valuation date, as applicable, will not affect payments on the Auto-Callable Trigger PLUS. Notwithstanding the foregoing, investors should generally be aware of the performance of the underlying index while holding the Auto-Callable Trigger PLUS, as the performance of the underlying index may influence the market value of the Auto-Callable Trigger PLUS. The calculation agent will determine whether the Auto-Callable Trigger PLUS will be early redeemed and will calculate the early redemption payment or the payment at maturity, as applicable, by comparing only the initial index value or downside threshold level, as applicable, to the index closing value or the final index value for the underlying index. No other levels of the underlying index will be taken into account. As a result, if the Auto-Callable Trigger PLUS are not redeemed prior to maturity, and the final index value of the underlying index is less than the downside threshold level, you will receive significantly less than the principal amount at maturity even if the level of the underlying index was always above the downside threshold level prior to the valuation date.

●Any payments on the Auto-Callable Trigger PLUS are subject to our credit risk and the credit risk of the guarantor, and any actual or perceived changes in our or the guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Auto-Callable Trigger PLUS. The Auto-Callable Trigger PLUS are our unsecured senior debt securities. Any payment on the Auto-Callable Trigger PLUS will be fully and unconditionally guaranteed by the guarantor. The Auto-Callable Trigger PLUS are not guaranteed by any entity other than the guarantor. As a result, your receipt of the payment at maturity will be dependent upon our ability and the ability of the guarantor to repay our respective obligations under the Auto-Callable Trigger PLUS on the maturity date, regardless of the final index value of the underlying index as compared to the initial index value. No assurance can be given as to what our financial condition or the financial condition of the guarantor will be at any time after the pricing date of the Auto-Callable Trigger PLUS. If we and the guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Auto-Callable Trigger PLUS.

In addition, our credit ratings and the credit ratings of the guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the Auto-Callable Trigger PLUS.  However, because your return on the Auto-Callable Trigger PLUS depends upon factors in addition to our ability and the ability of the guarantor to pay our respective obligations, such as the value of the underlying index, an improvement in our or the guarantor’s credit ratings will not reduce the other investment risks related to the Auto-Callable Trigger PLUS.

●We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the guarantor, and are dependent upon the guarantor and/or its other subsidiaries to meet our obligations under the Auto-Callable Trigger PLUS in the ordinary course. Therefore, our ability to make payments on the Auto-Callable Trigger PLUS may be limited.

January 2026Page 7

BofA Finance LLC

Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Valuation- and Market-related Risks

●The price to public you are paying for the Auto-Callable Trigger PLUS exceeds their initial estimated value. The initial estimated value of the Auto-Callable Trigger PLUS that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the guarantor, the guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Auto-Callable Trigger PLUS.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Auto-Callable Trigger PLUS prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the underlying index, changes in the guarantor’s internal funding rate, and the inclusion in the price to public of the agent’s commissions and fees, if any, and the hedging related charges, all as further described in “Structuring the Auto-Callable Trigger PLUS” below. These factors, together with various credit, market and economic factors over the term of the Auto-Callable Trigger PLUS, are expected to reduce the price at which you may be able to sell the Auto-Callable Trigger PLUS in any secondary market and will affect the value of the Auto-Callable Trigger PLUS in complex and unpredictable ways.

●The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Auto-Callable Trigger PLUS in any secondary market (if any exists) at any time. The value of your Auto-Callable Trigger PLUS at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the underlying index, our and BAC’s creditworthiness and changes in market conditions.

●We cannot assure you that a trading market for your Auto-Callable Trigger PLUS will ever develop or be maintained. We will not list the Auto-Callable Trigger PLUS on any securities exchange. We cannot predict how the Auto-Callable Trigger PLUS will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

●Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Auto-Callable Trigger PLUS and their market value. We, the guarantor or one or more of our other affiliates, including BofAS, may buy or sell the securities held by or included in the underlying index, or futures or options contracts or exchange traded instruments on the underlying index or those securities, or other listed or over-the-counter derivative instruments whose value is derived from the underlying index or those securities. While we, the guarantor or one or more of our other affiliates, including BofAS, may from time to time own securities represented by the underlying index, except to the extent that BAC’s common stock may be included in the underlying index, we, the guarantor and our other affiliates, including BofAS, do not control any company included in the underlying index, and have not verified any disclosure made by any other company. We, the guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Auto-Callable Trigger PLUS. These transactions may present a conflict of interest between your interest in the Auto-Callable Trigger PLUS and the interests we, the guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the level of the underlying index in a manner that could be adverse to your investment in the Auto-Callable Trigger PLUS. On or before the pricing date, any purchases or sales by us, the guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Auto-Callable Trigger PLUS), may have affected the level of the underlying index. Consequently, the level of the underlying index may change subsequent to the pricing date, which may adversely affect the market value of the Auto-Callable Trigger PLUS.

We, the guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have adversely affected the level of the underlying index on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Auto-Callable Trigger PLUS prior to maturity, and may adversely affect the amounts to be paid on the Auto-Callable Trigger PLUS. We, the guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Auto-Callable Trigger PLUS, the underlying index or the securities represented by the underlying index and may hold or resell the Auto-Callable Trigger PLUS, the underlying index or the securities represented by the underlying index. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the level of the underlying index, the market value of your Auto-Callable Trigger PLUS prior to maturity or the amounts payable, if any, on the Auto-Callable Trigger PLUS.

●There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Auto-Callable Trigger PLUS and, as such, will make a variety of determinations relating to the Auto-Callable Trigger PLUS, including the amounts that will be paid on the Auto-Callable Trigger PLUS. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying Index-related Risks

●The securities are subject to risks associated with small-size capitalization companies. The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

●The publisher of the underlying index may adjust the underlying index in a way that affects its levels, and the publisher has no obligation to consider your interests. The publisher of the underlying index can add, delete, or substitute the components included in the underlying index or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Auto-Callable Trigger PLUS.

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Auto-Callable Trigger PLUS.  Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Auto-Callable Trigger PLUS or the component securities of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the Auto-Callable Trigger PLUS.  These regulatory actions could result in restrictions on the Auto-Callable Trigger PLUS and could result in the loss of a significant portion or all of your initial investment in the Auto-Callable Trigger PLUS, including if you are forced to divest the Auto-Callable Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Auto-Callable Trigger PLUS has declined.

Tax-related Risks

●The U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS are uncertain, and may be adverse to a holder of the Auto-Callable Trigger PLUS. No statutory, judicial, or administrative authority directly addresses the characterization of the Auto-Callable Trigger PLUS or securities similar to the Auto-Callable Trigger PLUS for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS are not certain. Under the terms of the Auto-Callable Trigger PLUS, you will have agreed with us to treat the Auto-Callable Trigger PLUS as single financial contracts, as described below under “Additional Information About the Auto-Callable Trigger PLUS—Tax considerations—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Auto-Callable Trigger PLUS, the timing and character of gain or loss with respect to the Auto-Callable Trigger PLUS may differ. No ruling will be requested from the IRS with respect to the Auto-Callable Trigger PLUS and no assurance can be given that the IRS will agree with the statements made in the section entitled “Additional Information About the Auto-Callable Trigger PLUS—Tax considerations.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Auto-Callable Trigger PLUS.

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Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Russell 2000® Index Summary

All disclosures contained in this pricing supplement regarding the underlying index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the RTY (the “underlying index sponsor”). The underlying index sponsor, which licenses the copyright and all other rights to the underlying index, has no obligation to continue to publish, and may discontinue publication of, the underlying index. The consequences of the underlying index sponsor discontinuing publication of the underlying index are discussed in “Description of the Notes — Discontinuance of an Index” in the accompanying product supplement. None of us, the guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the underlying index or any successor index. None of us, the guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the underlying index. You should make your own investigation into the underlying index.

Russell 2000® Index

The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the securities.

Information as of market close on January 16, 2026 (the pricing date):

Bloomberg Ticker Symbol:	RTY
Current Index Value:	2,677.738
52 Weeks Ago:	2,266.792
52 Week High (on 01/16/2026):	2,677.738
52 Week Low (on 04/08/2025):	1,760.710

For additional historical information, see “Russell 2000® Index Historical Performance” below. For additional information about the Russell 2000® Index, see the information set forth in “Annex A—The Russell 2000® Index” below.

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Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Russell 2000® Index Historical Performance

The index closing value of the underlying index on the pricing date was 2,677.738. The following graph sets forth the daily index closing values of the underlying index for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time.

Underlying Index Daily Index Closing Values January 2, 2021 to January 16, 2026

* The gray solid line indicates the downside threshold level, which is 80% of the initial index value.

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Terms of the Auto-Callable Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, prospectus supplement, or prospectus, the terms described herein shall control.
Denominations:	The Auto-Callable Trigger PLUS will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Calculation agent:	BofAS, an affiliate of BofA Finance.
Events of default and acceleration:

If an event of default, as defined in the senior indenture relating to the Auto-Callable Trigger PLUS and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Auto-Callable Trigger PLUS occurs and is continuing, the amount payable to a holder of the Auto-Callable Trigger PLUS upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Payment at maturity” above, calculated as though the date of acceleration were the maturity date of the Auto-Callable Trigger PLUS and as though the valuation date were the third index business day prior to the date of acceleration. In case of a default in the payment of the Auto-Callable Trigger PLUS, whether at their maturity or upon acceleration, the Auto-Callable Trigger PLUS will not bear a default interest rate.

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Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information About the Auto-Callable Trigger PLUS

Additional Information:
Tax considerations:

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Auto-Callable Trigger PLUS supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Auto-Callable Trigger PLUS are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Auto-Callable Trigger PLUS upon original issuance and will hold the Auto-Callable Trigger PLUS as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Auto-Callable Trigger PLUS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Auto-Callable Trigger PLUS, we intend to treat the Auto-Callable Trigger PLUS for all tax purposes as single financial contracts with respect to the underlying index and under the terms of the Auto-Callable Trigger PLUS, we and every investor in the Auto-Callable Trigger PLUS agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Auto-Callable Trigger PLUS in accordance with such characterization.  In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Auto-Callable Trigger PLUS as single financial contracts with respect to the underlying index. This discussion assumes that the  Auto-Callable Trigger PLUS constitute single financial contracts with respect to the underlying index for U.S. federal income tax purposes.  If the Auto-Callable Trigger PLUS did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the Auto-Callable Trigger PLUS is not binding on the IRS or the courts.  No statutory, judicial, or administrative authority directly addresses the characterization of the Auto-Callable Trigger PLUS or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment.  Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Auto-Callable Trigger PLUS.

We will not attempt to ascertain whether any issuer of a component stock included in the underlying index would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more component stocks included in the underlying index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Auto-Callable Trigger PLUS. You should refer to information filed with the SEC by the issuers of the component stocks included in the

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

underlying index and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in the underlying index is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Auto-Callable Trigger PLUS prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Auto-Callable Trigger PLUS.  A U.S. Holder’s tax basis in the Auto-Callable Trigger PLUS will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Auto-Callable Trigger PLUS for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Auto-Callable Trigger PLUS, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Auto-Callable Trigger PLUS.  In particular, the IRS could seek to subject the Auto-Callable Trigger PLUS to the Treasury regulations governing contingent payment debt instruments.  If the IRS were successful in that regard, the timing and character of income on the Auto-Callable Trigger PLUS would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Auto-Callable Trigger PLUS generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Auto-Callable Trigger PLUS generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.”  This Notice addresses instruments such as the Auto-Callable Trigger PLUS.  According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Auto-Callable Trigger PLUS should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity.  It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Auto-Callable Trigger PLUS, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Auto-Callable Trigger PLUS.

Because of the absence of authority regarding the appropriate tax characterization of the Auto-Callable Trigger PLUS, it is also possible that the IRS could seek to characterize the Auto-Callable Trigger PLUS in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Auto-Callable Trigger PLUS should be treated as ordinary gain or loss.

Because the underlying index is an index that periodically rebalances, it is possible that the Auto-Callable Trigger PLUS could be treated as a series of single financial contracts, each of which matures on the next rebalancing date.  If the Auto-Callable Trigger PLUS were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Auto-Callable Trigger PLUS on each rebalancing date in return for new Auto-Callable Trigger PLUS that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Auto-Callable Trigger PLUS (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Auto-Callable Trigger PLUS on such date.

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Auto-Callable Trigger PLUS Based on the Value of the Russell 2000® Index due February 3, 2028
Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Auto-Callable Trigger PLUS provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Auto-Callable Trigger PLUS or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Auto-Callable Trigger PLUS is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale or exchange of the Auto-Callable Trigger PLUS, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder.  Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Auto-Callable Trigger PLUS.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Auto-Callable Trigger PLUS are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Auto-Callable Trigger PLUS. However, it is possible that the Auto-Callable Trigger PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the Auto-Callable Trigger PLUS, and following such occurrence the Auto-Callable Trigger PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the underlying index or the Auto-Callable Trigger PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Auto-Callable Trigger PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Auto-Callable Trigger PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Auto-Callable Trigger PLUS to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Auto-Callable Trigger PLUS should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, an Auto-Callable Trigger PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in an Auto-Callable Trigger PLUS.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information

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Principal at Risk Securities

Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Auto-Callable Trigger PLUS.
Structuring the Auto-Callable Trigger PLUS:

The Auto-Callable Trigger PLUS are our debt securities, the return on which is linked to the performance of the underlying index. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Auto-Callable Trigger PLUS reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Auto-Callable Trigger PLUS, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Auto-Callable Trigger PLUS on the pricing date being less than their price to public.

The initial estimated value of the Auto-Callable Trigger PLUS as of the pricing date is set forth on the cover page of this pricing supplement.

In order to meet our payment obligations on the Auto-Callable Trigger PLUS, at the time we issue the Auto-Callable Trigger PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the underlying index, the tenor of the Auto-Callable Trigger PLUS and the hedging arrangements. The economic terms of the Auto-Callable Trigger PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page 7 above and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Supplement to the plan of distribution; role of BofAS and conflicts of interest:

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as agent in the distribution of the Auto-Callable Trigger PLUS. Accordingly, the offering of the Auto-Callable Trigger PLUS will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Auto-Callable Trigger PLUS against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Auto-Callable Trigger PLUS more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Auto-Callable Trigger PLUS from us as principal at the price to public indicated on the cover of this pricing supplement, less the indicated agent's commissions and fees, if any. BofAS will sell the Auto-Callable Trigger PLUS to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Auto-Callable Trigger PLUS to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Auto-Callable Trigger PLUS at the same discount. Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, BofAS, a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.  The costs included in the original issue price of the Auto-Callable Trigger PLUS include a fee paid by BofAS to LFT Securities, LLC, an entity in which an affiliate of BofAS and an affiliate of Morgan Stanley Wealth Management have ownership interests, for providing certain electronic platform services with respect to this offering.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Auto-Callable Trigger PLUS. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Auto-Callable Trigger PLUS, BofAS may offer to buy the Auto-Callable Trigger PLUS in the secondary market at a price that may exceed the initial estimated value of the Auto-Callable Trigger PLUS. Any price offered by BofAS for the Auto-Callable Trigger PLUS will be based on then-prevailing market conditions and other considerations, including the performance of the underlying index and the remaining term of the Auto-Callable Trigger PLUS. However, none of us, the guarantor, BofAS or any of our other affiliates is obligated to purchase your Auto-Callable Trigger PLUS at any price or at any time, and we cannot assure you that any party will purchase your Auto-Callable Trigger PLUS at a price that equals or exceeds the initial estimated value of the Auto-Callable Trigger PLUS.

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Any price that BofAS may pay to repurchase the Auto-Callable Trigger PLUS will depend upon then prevailing market conditions, the creditworthiness of us and the guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Auto-Callable Trigger PLUS.

Sales Outside of the United States

The Auto-Callable Trigger PLUS have not been approved for public sale in any jurisdiction outside of the United States.  There has been no registration or filing as to the Auto-Callable Trigger PLUS with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, to offer the Auto-Callable Trigger PLUS in any jurisdiction other than the United States. As such, these Auto-Callable Trigger PLUS are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the Auto-Callable Trigger PLUS is permitted with regards to the following jurisdictions:

●Australia

●Barbados

●Belgium

●Crimea

●Cuba

●Curacao Sint Maarten

●Gibraltar

●Indonesia

●Iran

●Italy

●Kazakhstan

●Malaysia

●New Zealand

●North Korea

●Norway

●Russia

●Syria

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-70 of the accompanying prospectus supplement.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Auto-Callable Trigger PLUS in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Auto-Callable Trigger PLUS which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Auto-Callable Trigger PLUS other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Auto-Callable Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Auto-Callable Trigger PLUS to be offered so as to enable an investor to decide to purchase or subscribe for the Auto-Callable Trigger PLUS. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Auto-Callable Trigger PLUS or otherwise making them available to retail investors in the EEA or in the United

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Kingdom has been prepared and therefore offering or selling the Auto-Callable Trigger PLUS or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Auto-Callable Trigger PLUS offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Auto-Callable Trigger PLUS offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Auto-Callable Trigger PLUS may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Auto-Callable Trigger PLUS in, from or otherwise involving the United Kingdom.

Where you can find more information:

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement.

The terms and risks of the Auto-Callable Trigger PLUS are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

●Product Supplement EQUITY-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

●Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

Please note that, for purposes of this pricing supplement, references in the accompanying product supplement EQUITY-1 to “Notes,” “closing level”, “Trading Day”, “Underlying”, “Index Publisher”, “calculation day”, “Observation Date” and “Index” shall be deemed to refer to “Auto-Callable Trigger PLUS,” “index closing value”, “index business day”, “underlying index”, “underlying index sponsor”, “valuation date”, “determination date” and “underlying index”, respectively.

Validity of the securities:

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the securities (the “Master Note”) identifying the securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Annex A—The Russell 2000® Index

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.

Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the securities.

Selection of Stocks Comprising the RTY

Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.

Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The securities are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the securities.

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Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the securities. The license agreement provides that the following language must be stated in this pricing supplement:

The securities are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the securities. FTSE Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the securities.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, BAC, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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